Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

GUMBINER SAVETT INC.

CERTIFIED PUBLIC ACCOUNTANTS & BUSINESS ADVISORS

Santa Monica, California

To the Board of Directors
Pulse Biosciences, Inc.

We hereby consent to the use in the Form S-3 Registration Statement of our report dated March 16, 2018, relating to the consolidated balance sheets of Pulse Biosciences, Inc. as of December 31, 2017 and 2016, and the related consolidated statements of operations and comprehensive loss, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2017 which is incorporated by reference in the Registration Statement.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

/s/ Gumbiner Savett Inc.
October 24, 2018
Santa Monica, California